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                                                                       EXHIBIT 5

                         [LATHAM & WATKINS LETTERHEAD]

                                                            October 22, 1997



Southern Pacific Funding Corporation
One Centerpointe Drive, Suite 500
Lake Oswego, Oregon 97035

     Re:

Ladies and Gentlemen:

          In connection with the registration of $125,000,000 aggregate principal amount of __% Senior Notes due 2004 (the "Securities") (and any additional amount registered pursuant to Rule 462(b)) by Southern Pacific Funding Corporation, a California corporation (the "Company"), and the guarantees of the Securities (the "Guarantees") by Oceanmark Financial Corporation, a Delaware corporation, and National Capital Holdings, Inc., a Delaware corporation (collectively, the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on September 16, 1997 (File No. 333-35747), as amended by Amendment No. 1 filed with the Commission on October 10, 1997 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California
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Southern Pacific Funding Corporation
October 22, 1997
Page 2


and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

     (1) The Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture dated as of the date of issuance of the Securities (the "Indenture") by and among the Company, the Guarantors and the trustee thereunder (the "Trustee"), will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (2) Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, will be the valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

          The opinions rendered in paragraph 1 and 2 relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, including, without limitation, the effect on the Guarantees of Section 548 of the federal Bankruptcy Code and comparable provisions of state law, including, without limitation, Section 3439 et seq. of the California Civil Code; (ii) the effect
                         -- ---
of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) certain rights, remedies and waivers contained
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Southern Pacific Funding Corporation
October 22, 1997
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in the Indenture, the Securities and the Guarantees may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Indenture, Securities and Guarantees invalid or enforceable as a whole; and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.15 of the Indenture.

          To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" and in any Rule 462(b) Registration Statement.

                                            Very truly yours,

                                            /s/ Latham & Watkins